Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2025 Results
ATLANTA, July 31, 2025 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2025.
"During the third quarter, we continued to take actions aligned with achieving our Multi-Year Goals as we navigated a challenging sales environment," said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. "Double-digit growth in our community count and resilient gross margins helped to offset a weaker-than-expected sales pace, particularly in our Texas markets. We also increased book value per share to more than $41 through share repurchases."
Speaking to the Company's Multi-Year Goals, Mr. Merrill said, "With 167 communities and nearly 28,000 controlled lots, we are well positioned to reach our 200 active community count goal by the end of fiscal 2027. As such, we now expect to direct more of our discretionary capital toward meeting our two other fiscal 2027 objectives. These include attaining a net debt to net capitalization ratio in the low 30% range and generating double-digit growth in book value per share, both of which we expect to achieve."
Commenting on the Company's longer-term outlook and differentiation strategy, Mr. Merrill said, "Overall, we remain highly confident in our differentiated market position, reflected in the utility cost savings, comfort and healthy indoor air provided by the superior construction of our homes. As America's #1 Energy-Efficient Homebuilder, we remain optimistic about the growth opportunities ahead."
Beazer Homes Fiscal Third Quarter 2025 Highlights and Comparison to Fiscal Third Quarter 2024
•Net loss from continuing operations was $0.3 million, or net loss of $0.01 per diluted share. This included inventory impairment and abandonment charges of $10.3 million or $0.27 per share. During the fiscal third quarter 2024, net income from continuing operations was $27.2 million, or $0.88 per diluted share
•Adjusted EBITDA was $32.1 million, down 40.0%
•Homebuilding revenue was $535.4 million, down 9.2% on a 11.3% decrease in home closings to 1,035, partially offset by a 2.4% increase in average selling price (ASP) to $517.3 thousand
•Homebuilding gross margin was 13.5%, down 380 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.4%, down 190 basis points
•SG&A as a percentage of total revenue was 13.2%, up 130 basis points
•Net new orders were 861, down 19.5% on a 30.0% decrease in orders per community per month to 1.7, partially offset by a 14.9% increase in average active community count to 167
•Active community count at period-end of 167, up 14.4%
•Backlog dollar value was $742.5 million, down 29.0% on a 30.6% decrease in backlog units to 1,352, partially offset by a 2.3% increase in ASP of homes in backlog to $549.2 thousand
•Land acquisition and land development spending was $153.8 million, down 23.5% from $201.1 million
•Repurchased $12.5 million of the Company's outstanding common stock through open market transactions
•Controlled lots of 27,794, down 2.0% from 28,365
•Unrestricted cash at quarter end was $82.9 million; total liquidity was $292.3 million
•Total debt to total capitalization ratio of 48.4% at quarter end compared to 47.6% a year ago. Net debt to net capitalization ratio was 46.6% at quarter end compared to 45.8% a year ago
The following provides additional details on the Company's performance during the fiscal third quarter 2025:
Profitability. Net loss from continuing operations was $0.3 million, generating diluted loss per share of $0.01. This included inventory impairment and abandonment charges of $10.3 million or $0.27 per share. Third quarter adjusted EBITDA of $32.1 million was down $21.4 million, or 40.0%, primarily due to lower operating margin.

Orders. Net new orders for the third quarter decreased to 861, down 19.5% from 1,070 in the prior year quarter, driven by a 30.0% decrease in sales pace to 1.7 orders per community per month from 2.4 in the prior year quarter, partially offset by a 14.9% increase in average community count to 167 from 146 a year ago. The cancellation rate for the quarter was 19.8%, up from 18.6% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of June 30, 2025 was $742.5 million, representing 1,352 homes, compared to $1,046.5 million, representing 1,949 homes, at the same time last year. The ASP of homes in backlog was $549.2 thousand, up 2.3% versus the prior year quarter. The increase in backlog ASP was primarily due to changes in product and community mix.
Homebuilding Revenue. Third quarter homebuilding revenue was $535.4 million, down 9.2% year-over-year. The decrease in homebuilding revenue was driven by a 11.3% decrease in home closings to 1,035 homes, partially offset by a 2.4% increase in ASP to $517.3 thousand. The decrease in closings was primarily due to the lower beginning backlog, partially offset by higher volume of spec homes that sold and closed within the current fiscal quarter and improved construction cycle times.
Homebuilding Gross Margin. Homebuilding gross margin was 13.5%, down 380 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.4% for the third quarter, down from 20.3% in the prior year quarter primarily due to an increase in price concessions and closing cost incentives, an increased share of spec home closings which generally have lower margins than "to be built" homes, and changes in product and community mix.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 13.2% for the quarter, up 130 basis points year-over-year primarily due to lower homebuilding revenue.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $153.8 million, down 23.5% year-over-year. Controlled lots decreased 2.0% to 27,794, compared to 28,365 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 26,944, down 3.2% year-over-year. As of June 30, 2025, the Company controlled 60.1% of its total active lots through option agreements compared to 55.5% as of June 30, 2024.
Liquidity. At the close of the third quarter, the Company had $292.3 million of available liquidity, including $82.9 million of unrestricted cash and $209.4 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $328.2 million a year ago.
Share Repurchases. In April 2025, the Company's Board of Directors approved a new share repurchase program that authorizes the Company to repurchase up to $100.0 million of its outstanding common stock. This newly authorized program replaced the prior share repurchase program. During the quarter, the Company repurchased $12.5 million of its outstanding common stock through open market transactions at an average price per share of $21.38.

Summary results for the three and nine months ended June 30, 2025 are as follows:

	Three Months Ended June 30,
	2025	2024		Change*
New home orders, net of cancellations	861	1,070		(19.5)%
Cancellation rates	19.8%	18.6%	120	bps
Orders per community per month	1.7	2.4		(30.0)%
Average active community count	167	146		14.9%
Active community count at quarter-end	167	146		14.4%
Land acquisition and land development spending (in millions)	$153.8	$201.1		(23.5)%

Total home closings	1,035	1,167		(11.3)%
ASP from closings (in thousands)	$517.3	$505.3		2.4%
Homebuilding revenue (in millions)	$535.4	$589.6		(9.2)%
Homebuilding gross margin	13.5%	17.3%		(380) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A) (Non-GAAP)	15.2%	17.3%		(210) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	18.4%	20.3%		(190) bps
SG&A expenses as a percent of total revenue	13.2%	11.9%		130 bps
(Loss) income from continuing operations before income taxes (in millions)	$(2.5)	$29.7		(108.4)%
(Benefit) expense from income taxes (in millions)	$(2.2)	$2.5		(189.0)%
(Loss) income from continuing operations, net of tax (in millions)	$(0.3)	$27.2		(101.2)%
Basic (loss) income per share from continuing operations	$(0.01)	$0.89		(101.1)%
Diluted (loss) income per share from continuing operations	$(0.01)	$0.88		(101.1)%

(Loss) income from continuing operations before income taxes (in millions)	$(2.5)	$29.7		(108.4)%
Inventory impairments and abandonments (in millions)	$10.3	$0.2		5,069.5%
Income from continuing operations excluding inventory impairments and abandonments before income taxes (in millions)(a) (Non-GAAP)	$7.8	$29.9		(73.9)%
Income from continuing operations excluding inventory impairments and abandonments after income taxes (in millions)(a)(b) (Non-GAAP)	$7.6	$26.8		(71.6)%

Net (loss) income (in millions)	$(0.3)	$27.2		(101.2)%
Adjusted EBITDA (in millions) (Non-GAAP)	$32.1	$53.5		(40.0)%
LTM Adjusted EBITDA (in millions) (Non-GAAP)	$187.1	$240.3		(22.1)%
Total debt to total capitalization ratio	48.4%	47.6%		80 bps
Net debt to net capitalization ratio (Non-GAAP)	46.6%	45.8%		80 bps
* Change and totals are calculated using unrounded numbers.
(a) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(b) Inventory impairments and abandonments were tax-effected at the effective tax rate of (2.5)% and 20.2% for the three months ended June 30, 2025 and 2024, respectively.
"LTM" indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2025	2024		Change*
New home orders, net of cancellations	2,891	3,192		(9.4)%
Cancellation rates	17.7%	16.2%	150	bps
LTM orders per community per month	2.0	2.5		(19.8)%
Land acquisition and land development spending (in millions)	$562.2	$597.5		(5.9)%

Total home closings	3,021	2,954		2.3%
ASP from closings (in thousands)	$513.7	$510.9		0.5%
Homebuilding revenue (in millions)	$1,551.8	$1,509.2		2.8%
Homebuilding gross margin	14.6%	18.5%		(390) bps
Homebuilding gross margin, excluding I&A (Non-GAAP)	15.2%	18.5%		(330) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	18.3%	21.4%		(310) bps
SG&A expenses as a percent of total revenue	13.0%	12.4%		60 bps
Income from continuing operations before income taxes (in millions)	$14.8	$98.5		(84.9)%
(Benefit) expense from income taxes (in millions)	$(0.8)	$10.4		(107.3)%
Income from continuing operations, net of tax (in millions)	$15.6	$88.1		(82.3)%
Basic income per share from continuing operations	$0.52	$2.88		(81.9)%
Diluted income per share from continuing operations	$0.52	$2.84		(81.7)%

Income from continuing operations before income taxes (in millions)	$14.8	$98.5		(84.9)%
Inventory impairments and abandonments (in millions)	$10.9	$0.2		5,333.5%
Income from continuing operations excluding inventory impairments and abandonments before income taxes (in millions)(a) (Non-GAAP)	$25.7	$98.7		(74.0)%
Income from continuing operations excluding inventory impairments and abandonments after income taxes (in millions)(a)(b) (Non-GAAP)	$24.7	$88.3		(72.0)%

Net income (in millions)	$15.6	$88.1		(82.3)%
Adjusted EBITDA (in millions) (Non-GAAP)	$94.0	$150.3		(37.5)%
* Change and totals are calculated using unrounded numbers.
(a) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(b) Inventory impairments and abandonments were tax-effected at the effective tax rate of (2.5)% and 20.2% for the nine months ended June 30, 2025 and 2024, respectively.
"LTM" indicates amounts for the trailing 12 months.

	As of June 30,
	2025	2024	Change
Backlog units	1,352	1,949	(30.6)%
Dollar value of backlog (in millions)	$742.5	$1,046.5	(29.0)%
ASP in backlog (in thousands)	$549.2	$536.9	2.3%
Land and lots controlled	27,794	28,365	(2.0)%
Conference Call
The Company will hold a conference call on July 31, 2025 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on August 14, 2025 at 866-491-2908 (for international callers, dial 203-369-1716) with pass code "3740."
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
Homes built by Beazer Homes have an average gross Home Energy Rating System (HERS) score of 42 in 2024. A lower HERS score indicates a more energy-efficient home. Beazer Home's position as America's #1 Energy-Efficient Homebuilder is based on the fact that Beazer Homes has the lowest HERS score of any national homebuilder based on publicly reported average HERS scores in 2024 for each of the top 30 homebuilders in the U.S. (based on 2024 sales according to Builder Magazine). Beazer Homes reports average HERS scores without solar power savings. It is unclear if other national homebuilders report their HERS scores with or without solar power savings.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates and insurance costs, stock market volatility, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing due to, among other factors, additional actions by the Federal Reserve to address inflation;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;

•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, including impairment and abandonment charges;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;
•changes in tax laws, such as the recently passed One Big Beautiful Bill Act, or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control;
•potential negative impacts of public health emergencies and lingering impacts of past pandemics;
•the potential recoverability of our deferred tax assets;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2025	2024	2025	2024
Total revenue	$545,367	$595,682	$1,579,659	$1,524,040
Home construction and land sales expenses	462,448	492,178	1,338,136	1,240,953
Inventory impairments and abandonments	10,339	200	10,867	200
Gross profit	72,580	103,304	230,656	282,887
Commissions	18,615	21,233	53,511	52,764
General and administrative expenses	53,104	49,655	152,075	135,645
Depreciation and amortization	4,571	3,892	13,273	9,698
Operating (loss) income	(3,710)	28,524	11,797	84,780
Loss on extinguishment of debt, net	—	—	—	(437)
Other income, net	1,204	1,136	3,031	14,136
(Loss) income from continuing operations before income taxes	(2,506)	29,660	14,828	98,479
(Benefit) expense from income taxes	(2,182)	2,452	(756)	10,372
(Loss) income from continuing operations	(324)	27,208	15,584	88,107
Income from discontinued operations, net of tax	—	2	—	2
Net (loss) income	$(324)	$27,210	$15,584	$88,109
Weighted-average number of shares:
Basic	29,440	30,513	29,996	30,625
Diluted	29,440	30,935	30,238	31,017
Basic (loss) income per share:
Continuing operations	$(0.01)	$0.89	$0.52	$2.88
Discontinued operations	—	—	—	—
Total	$(0.01)	$0.89	$0.52	$2.88
Diluted (loss) income per share:
Continuing operations	$(0.01)	$0.88	$0.52	$2.84
Discontinued operations	—	—	—	—
Total	$(0.01)	$0.88	$0.52	$2.84

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2025	2024	2025	2024
Capitalized interest in inventory, beginning of period	$134,292	$123,214	$124,182	$112,580
Interest incurred	22,441	20,615	64,219	58,510
Capitalized interest impaired	(1,096)	—	(1,096)	—
Capitalized interest amortized to home construction and land sales expenses	(17,878)	(17,267)	(49,546)	(44,528)
Capitalized interest in inventory, end of period	$137,759	$126,562	$137,759	$126,562

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$82,932	$203,907
Restricted cash	7,490	38,703
Accounts receivable (net of allowance of $266 and $284, respectively)	76,124	65,423
Income tax receivable	1,532	—
Owned inventory	2,292,063	2,040,640
Deferred tax assets, net	135,281	128,525
Property and equipment, net	46,382	38,628
Operating lease right-of-use assets	17,305	18,356
Goodwill	11,376	11,376
Other assets	41,839	45,969
Total assets	$2,712,324	$2,591,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$184,528	$164,389
Operating lease liabilities	18,774	19,778
Other liabilities	148,818	149,900
Total debt (net of debt issuance costs of $7,036 and $8,310, respectively)	1,143,173	1,025,349
Total liabilities	1,495,293	1,359,416
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 29,726,410 issued and outstanding and 31,047,510 issued and outstanding, respectively)	30	31
Paid-in capital	823,232	853,895
Retained earnings	393,769	378,185
Total stockholders’ equity	1,217,031	1,232,111
Total liabilities and stockholders’ equity	$2,712,324	$2,591,527

Inventory Breakdown
Homes under construction	$914,261	$754,705
Land under development	1,073,661	1,023,188
Land held for future development	19,489	19,879
Land held for sale	44,024	19,086
Capitalized interest	137,759	124,182
Model homes	102,869	99,600
Total owned inventory	$2,292,063	$2,040,640

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2025	2024	2025	2024
Closings:
West region	647	728	1,935	1,849
East region	256	240	687	591
Southeast region	132	199	399	514
Total closings	1,035	1,167	3,021	2,954

New orders, net of cancellations:
West region	482	715	1,736	2,108
East region	224	250	708	685
Southeast region	155	105	447	399
Total new orders, net	861	1,070	2,891	3,192

	As of June 30,
Backlog units:	2025	2024
West region	766	1,292
East region	336	417
Southeast region	250	240
Total backlog units	1,352	1,949
Aggregate dollar value of homes in backlog (in millions)	$742.5	$1,046.5
ASP in backlog (in thousands)	$549.2	$536.9

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2025	2024	2025	2024
Homebuilding revenue:
West region	$322,935	$365,906	$979,939	$945,179
East region	145,587	121,239	374,571	304,623
Southeast region	66,868	102,498	197,334	259,396
Total homebuilding revenue	$535,390	$589,643	$1,551,844	$1,509,198

Revenue:
Homebuilding	$535,390	$589,643	$1,551,844	$1,509,198
Land sales and other	9,977	6,039	27,815	14,842
Total revenue	$545,367	$595,682	$1,579,659	$1,524,040

Gross profit:
Homebuilding	$72,474	$101,983	$226,581	$278,700
Land sales and other	106	1,321	4,075	4,187
Total gross profit	$72,580	$103,304	$230,656	$282,887

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2025		2024		2025		2024
Homebuilding gross profit/margin (GAAP)	$72,474	13.5%	$101,983	17.3%	$226,581	14.6%	$278,700	18.5%
Inventory impairments and abandonments (I&A)	8,873		200		9,401		200
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	81,347	15.2%	102,183	17.3%	235,982	15.2%	278,900	18.5%
Interest amortized to cost of sales	17,383		17,267		48,519		44,528
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$98,730	18.4%	$119,450	20.3%	$284,501	18.3%	$323,428	21.4%

Reconciliation of net (loss) income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2025	2024	2025	2024	2025	2024
Net (loss) income (GAAP)	$(324)	$27,210	$15,584	$88,109	$67,650	$143,865
(Benefit) expense from income taxes	(2,182)	2,453	(756)	10,373	7,781	18,843
Interest amortized to home construction and land sales expenses and capitalized interest impaired	18,974	17,267	50,642	44,528	74,347	64,447
EBIT (Non-GAAP)	16,468	46,930	65,470	143,010	149,778	227,155
Depreciation and amortization	4,571	3,892	13,273	9,698	18,442	13,456
EBITDA (Non-GAAP)	21,039	50,822	78,743	152,708	168,220	240,611
Stock-based compensation expense	1,817	2,474	5,442	5,536	7,297	7,564
Loss on extinguishment of debt	—	—	—	437	—	450
Inventory impairments and abandonments(b)	9,243	200	9,771	200	11,567	225
Gain on sale of investment(c)	—	—	—	(8,591)	—	(8,591)
Adjusted EBITDA (Non-GAAP)	$32,099	$53,496	$93,956	$150,290	$187,084	$240,259
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of June 30, 2025	As of June 30, 2024
Total debt (GAAP)	$1,143,173	$1,069,408
Stockholders' equity (GAAP)	1,217,031	1,178,315
Total capitalization (GAAP)	$2,360,204	$2,247,723
Total debt to total capitalization ratio (GAAP)	48.4%	47.6%

Total debt (GAAP)	$1,143,173	$1,069,408
Less: cash and cash equivalents (GAAP)	82,932	73,212
Net debt (Non-GAAP)	1,060,241	996,196
Stockholders' equity (GAAP)	1,217,031	1,178,315
Net capitalization (Non-GAAP)	$2,277,272	$2,174,511
Net debt to net capitalization ratio (Non-GAAP)	46.6%	45.8%